EXHIBIT 99.1

Bioxytran Reports Encouraging Clinical Observations in First Chronic Inflammatory Demyelinating Polyneuropathy (CIDP) Patient Treated with PLICID, a Novel Galectin Antagonist Designed with Artificial Intelligence

Once-weekly intravenous treatment was associated with reported improvements in finger function and walking ability, with no adverse events reported during treatment

BOSTON, MA – August 11, 2026 – Bioxytran, Inc. (OTCQB: BIXT), a clinical-stage biotechnology company pioneering galectin-targeting carbohydrate therapeutics, today announced positive clinical results from the first patient treated with PLICID, an investigational galectin antagonist for Chronic Inflammatory Demyelinating Polyneuropathy (CIDP).

The patient, who had been living with CIDP—a rare neurological disorder characterized by progressive weakness and impaired sensory function due to immune-mediated damage to peripheral nerves—received once-weekly intravenous injections of PLICID. Following treatment, the patient was reported to have regained use of their fingers and the ability to walk several miles, representing an encouraging functional improvement in this individual patient. No adverse side effects were reported throughout the treatment course.

PLICID is a complex carbohydrate drug designed through Bioxytran’s proprietary Artificial Super Intelligence (ASI)-driven drug design platform, developed with researchers at the University of Minnesota Department of Chemistry. The ASI platform interprets nuclear magnetic resonance (NMR) spectroscopy data to calculate and construct novel carbohydrate structures that precisely target specific galectins implicated in disease pathology. The platform uses NMR spectroscopy data and computational methods to support the design and evaluation of carbohydrate structures targeting specific galectins implicated in disease pathology.

Bioxytran has worked with Dr. Kevin Mayo, a recognized expert in biomolecular structure and NMR spectroscopy at the University of Minnesota, on biochemical research relating to polysaccharide and oligosaccharide interactions with biologically relevant targets. Bioxytran’s galectin antagonist platform leverages linear complex carbohydrate chemical structures to block galectins—proteins implicated in inflammatory, fibrotic, and malignant diseases.

“We are encouraged by the clinical response observed in this first CIDP patient treated with PLICID,” said David Platt, PhD, Chief Executive Officer of Bioxytran. “Regaining functional use of the fingers and the ability to walk miles represents a meaningful improvement in quality of life. The absence of reported adverse events during treatment is also encouraging. This case supports further evaluation of the potential for our ASI-designed galectin antagonists to address serious neurological and inflammatory conditions where current treatment options remain limited.”

Seeing this patient experience meaningful improvement in motor function, including improved finger function and walking ability, is encouraging,” said Dr. Leslie Ajayi, Chief Medical Officer and Chief of the Medical Advisory Board at Bioxytran. “This initial experience supports further investigation of PLICID and our galectin-targeting approach in CIDP. Our galectin antagonist approach is rooted in a deep understanding of disease pathogenesis, and this initial response in CIDP validates the potential of PLICID to address the underlying inflammatory drivers of this debilitating condition.”

While the Company recognizes that observations from a single patient are not sufficient to establish the safety or efficacy of PLICID, the initial clinical observations are encouraging and support further investigation in a larger, appropriately designed clinical study. The observations are indicative of the transformative potential of ASI-designed galectin-targeting therapeutics. Bioxytran intends to pursue further clinical evaluation of PLICID in a larger patient population to further evaluate PLICID’s therapeutic profile.

CIDP is a rare, acquired immune-mediated neuropathy affecting the peripheral nervous system. Current standard-of-care treatments include intravenous immunoglobulin, corticosteroids, and plasma exchange. Bioxytran is investigating a galectin-targeting approach with a proposed mechanism of action distinct from existing CIDP therapies.

Bioxytran continues to advance its pipeline of galectin antagonist therapies across multiple indications, leveraging its ASI-powered carbohydrate design platform. The Company is a clinical-stage pharmaceutical company developing platform technologies in Glycovirology, hypoxia, and degenerative diseases using carbohydrate drug design.

About Bioxytran, Inc.

Bioxytran, Inc. (OTCQB: BIXT) is a clinical-stage biotechnology company developing innovative therapies for viral diseases, inflammatory conditions, and cancer metastasis. The Company’s proprietary Artificial Super Intelligence-driven carbohydrate design platform, developed in collaboration with researchers at the University of Minnesota Department of Chemistry, enables the rational design of complex carbohydrate therapeutics targeting galectins and related biological pathways.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements regarding the potential safety, efficacy, therapeutic benefits, mechanism of action, and future development of PLICID; the significance of observations from the first CIDP patient treated with PLICID; the potential for such observations to be replicated in additional patients or future clinical studies; the Company’s plans to pursue further clinical evaluation of PLICID in CIDP and other indications; the potential of the Company’s galectin-targeting therapeutic approach; and the capabilities and potential applications of the Company’s carbohydrate drug design platform.

Forward-looking statements are based on management’s current expectations, assumptions, and beliefs and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In particular, observations from a single patient cannot establish the safety or efficacy of PLICID and may not be indicative of results in other patients or in future clinical studies. There can be no assurance that PLICID will demonstrate safety or efficacy in larger patient populations, successfully complete clinical development, receive regulatory approval, or be commercially successful.

Additional risks and uncertainties include those described in Bioxytran’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. Bioxytran undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law.